UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): February 5, 2007


                                RONCO CORPORATION
             (Exact name of registrant as specified in its charter)


         DELAWARE                    0-27471                     84-1148206
(State or other jurisdiction       (Commission                (I.R.S. Employer
     of incorporation)             File Number)              Identification No.)


              61 MORELAND ROAD, SIMI VALLEY, CALIFORNIA 93065-1662
                (Address of Principal Executive Offices/Zip Code)


                                 (805) 433-1030
              (Registrant's telephone number, including area code)


         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         |_|      Written   communications   pursuant  to  Rule  425  under  the
                  Securities Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 4.02  NON-RELIANCE ON PREVIOUSLY  ISSUED FINANCIAL  STATEMENTS OR A RELATED
AUDIT REPORT OR COMPLETED INTERIM REVIEW.

In connection with comments from the Securities and Exchange Commission in connection with their review of our Annual Report on Form 10-K for our fiscal year ended June 30, 2006, and our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2006, and upon a review and assessment by our Chief Financial Officer and our Board of Directors, it was concluded on February 5, 2007, that previously issued financial statements, covering the fiscal year ended June 30, 2006, and the interim period as of and for the three months ended September 30, 2006, should no longer be relied upon because of errors in such financial statements. A brief description of the facts underlying the conclusion to the extent known to the registrant at the time of filing is as follows:

The holders of our Series A Preferred Stock are entitled to receive cumulative preferred dividends at the rate of $0.1885 per share per annum, payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year. Originally, the cumulative dividends were payable in cash or, at our option, in additional shares of Series A Convertible Preferred Stock. Because we failed to make our scheduled October 1, 2005, January 1, 2006 and April 1, 2006 dividend payments on a timely basis, we lost the option to choose unilaterally to make these dividend payments in additional shares of Series A Preferred Stock as opposed to cash. In addition, we incurred penalties because a Registration Statement registering the common stock underlying the Series A Preferred Stock was not declared effective by the time specified in our Registration Rights Agreement with the holders of our Series A Preferred Stock. On June 28, 2006, the holders of our Series A Preferred Stock agreed to be paid dividends in Series A Preferred Stock instead of cash at the rate of .038464 shares per share for the three quarters ended October 1, 2005, December 31, 2005 and March 31, 2006. Under such agreement (the "Settlement Agreement"), we also agreed to issue 1,530,409 shares of Series A Preferred Stock (the "Settlement Shares") as consideration for a waiver of all penalties related to the Series A Preferred Stock holders' rights under the Registration Rights Agreement.

We originally accrued approximately $4 million of penalties pursuant to the terms of the Registration Rights Agreement through June 2006, and, in connection with the issuance of the Settlement Shares, reversed the entire $4 million of accrual. As such, our previous statement of operations net effect for the penalties was zero. In addition, dividends in kind were initially recorded in excess of the stated dividend rate for the Series A Preferred Stock because we included the Settlement Shares as part of the dividends in kind. Upon further evaluation of our accounting methodology and the relevant accounting principals, we determined that the $4 million of penalties should have been recorded as expenses and should not have been reversed upon the issuance of the Settlement Shares. We also determined that the difference between $4 million of expense less the settlement value of $3,443,421 (the excess value of the Settlement Shares valued at fair market value of $2.25 on June 28, 2006) should have been accounted for as gain on settlement in accordance with APB 26. Further, we should have accounted for the portion of the gain associated with related parties as a return of capital in accordance with APB 26, footnote 1, by crediting additional paid in capital.


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In addition, we originally accrued dividends at 5% of the amount invested by the holders of the Series A Preferred Stock. As a result, we accrued a total of $2.5 million for dividends payable through June 2006. The shares issued as dividend payments under the Settlement Agreement had an actual value of approximately $1.8 million. In accordance with APB 26 we should have accounted for the difference between the accrued dividend liability of $2,500,000 and the settlement amount as a gain on settlement, and the portion of the gain associated with related parties as a return of capital in accordance with APB 26, footnote 1, by crediting additional paid in capital.

As a result of the foregoing, our Board of Directors has directed us to prepare and file an amended Form 10-K for the fiscal year ended June 30, 2006, which includes a restatement of our financial statements for the fiscal year ended June 30, 2006 and the interim period as of and for the three months September 30, 2006, to reflect the corrections described herein. We have filed such amendments.

Our principal executive officer, principal financial officer and members of the Audit Committee of our Board of Directors have discussed these matters internally and with our current independent registered public accountants. As a result of the restatement, the previously issued financial statements and related reports of independent registered public accountants for the corresponding periods should no longer be relied upon.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           RONCO CORPORATION

February 8, 2007                     By:   /s/ Ron Stone
                                           -----------------------------------
                                           Ron Stone
                                           Chief Financial Officer


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